UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 17, 2016

Otelco Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-32362	52-2126395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Third Avenue East, Oneonta, AL	35121
(Address of Principal Executive Offices)	(Zip Code)

(205) 625-3574
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 17, 2016, Otelco Inc. (the “Company”) and the other parties to that certain Subordinated Loan Agreement, dated as of January 25, 2016 (the “Subordinated Loan Agreement”), by and among the Company and the subsidiaries of the Company set forth on Appendix I thereto, as borrowers, the investors party thereto from time to time, as investors, and NewSpring Mezzanine Capital III, L.P., as an investor and as collateral agent for the investors, entered into an amendment to the Subordinated Loan Agreement (the “Amendment”). The Amendment increased the aggregate principal amount of the term loans available under the Subordinated Loan Agreement from $15,000,000 to $15,300,000. Except as set forth in the previous sentence, all of the original terms and provisions of the Subordinated Loan Agreement remain in full force and effect. For a description of the Subordinated Loan Agreement, and its terms and provisions, see Item 1.01 of the Company’s Current Report on Form 8-K filed on January 25, 2016, which is incorporated herein by reference.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On February 17, 2016, in connection with the funding of the term loans under that certain Loan Agreement, dated as of January 25, 2016 (the “Senior Loan Agreement”), by and among the Company, as borrower, each subsidiary of the Company listed as a guarantor on the signature pages thereto, as guarantors, the lenders from time to time party thereto, as lenders, and Cerberus Business Finance, LLC, as collateral agent and administrative agent for the lenders, and the Subordinated Loan Agreement, (i) the Company paid all amounts due in respect of principal, interest and fees, and satisfied in full all of its obligations (including with respect to the cash collateralization of outstanding letters of credit), under that certain Third Amended and Restated Credit Agreement, dated as of May 24, 2013 (the “Prior Credit Agreement”), among the Company, as borrower, the other credit parties signatory thereto, as credit parties, the lenders signatory thereto from time to time, as lenders, and Antares Capital LP (as successor to General Electric Capital Corporation), as agent, (ii) all commitments of the lenders under the Prior Credit Agreement were terminated in accordance with the provisions of Section 7 of the Prior Credit Agreement and (iii) the Prior Credit Agreement was terminated.

Other than disclosed in Item 3.02 of this Current Report on Form 8-K, which is incorporated herein by reference, there is no material relationship between the Company or its affiliates and the other parties to the Prior Credit Agreement other than in respect of the Prior Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 17, 2016, the Company borrowed $85,000,000 under the term loan facility of the Senior Loan Agreement and $15,300,000 under the Subordinated Loan Agreement to, among other things, refinance its indebtedness under the Prior Credit Agreement and fund transaction-related expenses. For a description of the Senior Loan Agreement and the Subordinated Loan Agreement, and their respective terms and provisions, see Item 1.01 of this Current Report on Form 8-K and Item 1.01 of the Company’s Current Report on Form 8-K filed on January 25, 2016, which are each incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On February 17, 2016, as a result of the satisfaction in full of all of the outstanding obligations of the Company (including with respect to the cash collateralization of outstanding letters of credit) under the Prior Credit Agreement and the termination of all of the commitments of the lenders under the Prior Credit Agreement in accordance with the provisions of Section 7 thereof, 232,780 shares of Class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) were issued upon the automatic conversion of all 232,780 then outstanding shares of the Company’s Class B common stock, par value $0.01 per share (the “Class B Common Stock”), pursuant to Section IV.C.4 of the Company’s Amended and Restated Certificate of Incorporation. No shares of the Class B Common Stock remain outstanding. All of the shares of Class B Common Stock were held by, and all of the shares of Class A Common Stock issued upon the automatic conversion thereof were issued to, the lenders under the Prior Credit Agreement. The shares of Class A Common Stock issued upon the automatic conversion of all of the outstanding shares of the Class B Common Stock were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

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Item 8.01.	Other Events.

On February 17, 2016, the Company issued a press release announcing the funding of the term loans under the Senior Loan Agreement and the Subordinated Loan Agreement and the automatic conversion of all outstanding shares of Class B Common Stock into Class A Common Stock. A copy of that press release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1, dated as of February 17, 2016, to Subordinated Loan Agreement, dated as of January 25, 2016, by and among Otelco Inc. and the subsidiaries of Otelco Inc. set forth on Appendix I thereto, as borrowers, the investors party thereto from time to time, as investors, and NewSpring Mezzanine Capital III, L.P., as an investor and as collateral agent

99.1	Press Release of Otelco Inc., dated as of February 17, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTELCO INC.

Date: February 17, 2016	By:	/s/ Curtis L. Garner, Jr.
Curtis L. Garner, Jr. Chief Financial Officer

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